EXHIBIT 99.1

Press Release dated November 1, 2016, announcing the agreement between Airborne Wireless Network and Jet Midwest Group, LLC.

AIRBORNE WIRELESS NETWORK FINALIZES AGREMEENT WITH JET MIDWEST GROUP, LLC FOR BOEING 757s JETLINERS FOR ITS PROOF OF ITS WIRELESS NETWORK CONCEPT

November 1, 2016

SIMI VALLEY, CALIFORNIA

Airborne Wireless Network (OTC QB: ABWN) (the “Company”) is pleased to announce that on October 31, 2016, it finalized an agreement with Jet Midwest, LLC (“Jet Midwest”), a division of Jet Midwest Group, LLC (“JMG”). This agreement finalizes the Memorandum of Understanding previously announced between the parties on August 31, 2016.

Jet Midwest will provide two Boeing 757-223s in connection with Airborne Wireless Network’ alpha testing of the Airborne Wireless Network. In exchange for Jet Midwest providing the Boeing 757s, Jet Midwest has received in common shares a 1.6% interest (non dilutable) of the Company. The Company is obligated to pay Jet Midwest all direct costs associated with the flight testing including, but not limited, to fuel, flight crew, insurance, installation costs, and removal costs upon completion of testing.

About JMG

JMG is one of the fastest growing aviation supply companies providing transport aircraft, engines, and replacement parts to aviation operators worldwide. JMG operates a 1.2 million sq. foot warehouse on over 30 acres of tarmac at the former TWA facilities located at Kansas City International Airport. For further information about Jet Midwest, see: http://jetmidwestgroup.com

About Airborne Wireless Network

The Company intends to create a high-speed broadband airborne wireless network by linking commercial aircraft in flight. Each aircraft participating in the network will act as an airborne repeater or router sending and receiving broadband signals from one aircraft to the next creating a digital superhighway in the sky. The Company intends to be a high-speed broadband internet pipeline to improve coverage connectivity. The Company does not intend to provide retail customer coverage to end users, but, instead, will act as a wholesale carrier with target customers, such as internet service providers and telephone companies.

Currently, the world's connectivity is achieved by use of undersea cables, ground based fiber and satellites. The Company believes the Company’s airborne digital highway is the logical solution to fill the world's connectivity void. Once the network is developed and fully implemented, its uses are limitless. The airborne wireless network, once developed, should provide low cost, high-speed connectivity to rural areas, island nations, ships at sea, oil platforms, in addition to connectivity to commercial and private aircraft in flight.

For further information see: www.airbornewirelessnetwork.com

Contact:

info@airbornewirelessnetwork.com

805-583-4302

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Notice Regarding Forward-Looking Statements:

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, availability of capital; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to raise the additional funding that we will need to continue to pursue our business and product development plans; our ability to develop and commercialize products based on our technology platform; competition in the industry in which we operate and market; general industry conditions; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

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